FORM OF AMENDMENT NO. 3 TO STOCKHOLDERS' AGREEMENT

AMENDMENT NO. 3
TO
STOCKHOLDERS’ AGREEMENT
THIS AMENDMENT NO. 3 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made and entered into as of January 2, 2024, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto.
W I T N E S S E T H:

    WHEREAS, the Corporation and the Stockholders entered into that certain Stockholders’ Agreement, dated as of June 19, 2017 (as amended by that certain Amendment No. 1 to the Stockholders’ Agreement dated as of March 14, 2018, and as further amended by that certain Amendment No. 2 to the Stockholders’ Agreement dated as of June 1, 2021, the “Stockholders’ Agreement”);

    WHEREAS, the Corporation and the Stockholders signatory hereto desire to amend the Stockholders’ Agreement to permit the termination of the Stockholders’ Agreement when the Corporation provides additional liquidity for the Stockholders by listing the Corporation’s shares of common stock on a national securities exchange;

WHEREAS, the Corporation and the Stockholders signatory hereto, which constitute Stockholders holding at least two-thirds (2/3) of the shares of Common Stock held by Stockholders at the time of such amendment now desire to amend the Stockholders’ Agreement to effect the modifications thereto contemplated above; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders’ Agreement is hereby amended as follows:

1.Amendment to Section 1.01. Section 1.01 of the Stockholders’ Agreement is hereby amended by deleting the definition of “Listing Event” in its entirety and replacing it with the following:

“Listing Event” means the approval of the Corporation’s application to list its Common Stock on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the NYSE American (or any successor exchange to any of the foregoing).

2.Amendment to Section 6.03. Section 6.03 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 6.03.    Termination. This Agreement and all rights and obligations hereunder, other than Sections 2.02 (and its related provisions, including Section 2.03) (except, for the avoidance of doubt, as may be modified in accordance with Section 2.08), 2.05, and 2.06, shall terminate automatically and immediately and be of no further force or effect upon the earliest to occur of (a) a Listing Event, (b) an initial Public Offering, (c) a Change of Control and (d) the twenty-fifth (25th) anniversary of the date of this Agreement, and, following an initial Public Offering, all Stockholders, other than JLL, Lightyear III and Aquiline, to the extent they remain Designating Persons pursuant to Section 2.02 (and its related provisions, including Section 2.03), shall no longer be a party to this Agreement. Sections 2.02 (and its related provisions, including Sections 2.03) shall terminate upon the earlier to occur of (i) a Change of Control and (ii) the twenty-fifth (25th) anniversary of the date of this Agreement. Following registration of the Corporation’s Common Stock pursuant to a registration statement on Form S-4, and not pursuant to a Public Offering, any Stockholder that is not a Significant Stockholder may, but is not required to, submit a notice of withdrawal statement in the form attached hereto as Exhibit G (a “Withdrawal Notice”) to the Corporation to formally withdraw as a Stockholder under this Agreement. Upon receipt by the Corporation, such person shall no longer be a Stockholder and shall be entitled to make a request of the Corporation to modify that Person’s stock certificate in accordance with Section 3.02.
3.No Other Amendments. Except as expressly modified or amended hereby, the Stockholders’ Agreement is and shall remain in full force and effect.

4.Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 to the Stockholder’s Agreement as of the day and year first set forth above.

                    FIRSTSUN CAPITAL BANCORP

                    By:

Name:

Title: